CONSULTING AGREEMENT


     AGREEMENT made this 19th day of June, 1996, by and between Quadrax Corporation, a Delaware corporation having offices at 300
High Point Avenue, Portsmouth, Rhode Island 02871 (the "Company") and Sam Rabinowitz, an individual having an address at 29
Frontenac Avenue, Toronto M5M 1Z4 Canada ("Consultant").


                          W I T N E S S E T H:

     WHEREAS, Consultant has substantial experience and expertise in the design, manufacture and marketing of various sporting goods products; and

     WHEREAS, in connection with the purchase of the assets of Vega U.S.A. Inc. ("Seller"), a company owned by Consultant, effective the date of this Agreement, the Company desires to retain Consultant and the Consultant desires to render consulting services to the Company pertaining to the management and operations of the Company as hereinafter more particularly described; and

     WHEREAS, the Company is willing to engage the Consultant for the purpose of rendering such services on, and in accordance with, the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and other good and valuable considerations hereinafter contained, the parties hereto agree as follows:

1. Engagement of the Consultant.

     On the basis of the representations and warranties contained in this Agreement, the Company hereby engages the Consultant to serve the Company and the Consultant hereby accepts the engagement as general advisor and consultant on matters pertaining to the design, manufacture and marketing of snowboards, hockey sticks and in-line skates which may be manufactured by the Company in the future. This Agreement shall terminate five years from the date hereof. The parties hereto recognize that in performing his duties hereunder, the Consultant shall be acting as an independent contractor, and nothing contained in this Agreement shall be construed as meaning that the Company and the Consultant are partners or joint venturers, or that Consultant is an employee of the Company, any such intent being hereby expressly disclaimed.


2. Obligations of the Consultant.

     (a) The Consultant shall report to and be responsible to James Palermo, Chief Executive Officer, and Michael Dorf, Vice President and General Manager of the Company, respectively, and when requested by either such officer of the Company, make himself available to the extent necessary to perform the Consultant's duties in advising on the management and operations of the Company. The Company shall request particular services from the Consultant no later than 10 days prior to when services are requested to be rendered. The Company agrees that the Consultant may be employed by others and engage in any other business activities, except as precluded by the Non-Competition provisions of this Agreement as set forth below.

	(b) The Consultant shall not be required to provide services to the Company more than seven (7) full business days (56 hours) per month; provided that any unutilized time may be carried forward by the Company to a future month; provided, however, that Consultant shall not be obligated to provide more than fourteen
(14) full business days of services to the Company in any one calendar month. Under no circumstances shall Consultant be required to perform services on any Jewish holiday or sabbath.

    	3.  Compensation.

		(a) Initial Compensation. As the initial consideration for the Consultant to enter into this Agreement, Quadrax will deliver to Stockholder upon execution hereof 300,000 shares of Quadrax's common stock, which Quadrax shall use best efforts to cause to be registered with the Securities and Exchange
Commission on a Form S-8 Registration Statement (or other form available for such purpose) within 40 days of the Closing Date, such that Consultant will be able to freely re-sell such shares in the open market, subject only to the requirement that a reoffering prospectus be delivered to the purchaser, which prospectus shall be included in the registration statement. In the event that Quadrax shall fail to file such registration statement within such 40 day period, then Quadrax shall be obligated to repurchase $100,000 worth of such shares (valued at the closing bid price on the date of demand) on the 41st day after the Closing Date, and every thirty days thereafter, upon written demand by Consultant. In connection with such registration, Quadrax shall indemnify Consultant from and against any liabilities suffered by him in his capacity as a selling shareholder of Quadrax Common Stock arising out of any misstatements or omissions contained in such registration statement, as are customarily given by issuers of public securities to selling shareholders thereof.

		(b) Quadrax Stock Purchase Warrants. As additional consideration to Consultant, Quadrax will execute and deliver to Stockholder warrants in the form attached hereto, to purchase up to 250,000 shares of Quadrax Common Stock at an exercise price equal to the average of the average of the closing bid and asked prices for the Company's Common Stock on the ten trading days immediately preceding the date of grant, with a two-year term and registration rights as set forth therein, contemporaneously with receipt by Quadrax of a written purchase order for at least Ten Thousand (10,000) Snowboards from Nissho Iwai America Corporation or an affiliate thereof (together, "NIAC") and NIAC's written acceptance of an actual production sample Snowboard, on terms reasonably commercially acceptable to Quadrax. Such terms shall provide for a gross margin (as defined herein) to Quadrax of at least 30%. The purchase order from NIAC need not require delivery of all 10,000 Snowboards at one time or one place, and NIAC's commitment to purchase the entire 10,000 Snowboards may be contingent upon Quadrax's ability to deliver a lesser quantity meeting NIAC's quality requirements. In the event that Quadrax shall fail to register the underlying shares within the period specified therein, then Quadrax shall be obligated to repurchase $100,000 worth of such underlying shares valued at the closing bid price on the date such registration was required to be effected, and every thirty days thereafter, upon written demand by Consultant.

		(c) First Additional Shares to Consultant. If the Consultant shall become entitled to receive the warrants described in Section 3.b above, and the Snowboards have been developed to the point of receipt of such order within the Budget (as defined in that certain Asset Purchase Agreement dated as of June 14, 1996 between Quadrax and Vega U.S.A. Inc.), then Consultant shall also receive a further 200,000 shares of Quadrax Common Stock, to be registered as set forth in Section 3(a) or subject to repurchase as set forth therein.

		(d) Second Additional Shares to Consultant. At the completion of six months' reasonably satisfactory production of Snowboards, following receipt of the purchase order described in
Section 3.b, Quadrax shall deliver to Consultant a further
200,000 shares of Quadrax Common Stock, to be registered as set forth in Section 3(a) or subject to repurchase as set forth therein.

     The Company shall also reimburse Consultant for all expenses reasonably incurred by him in connection with the services to be rendered hereunder including, but not limited to, travel, food, lodging and telephone, upon receipt of documentation therefor.

	4. Indemnification.

	The Company shall indemnify, hold harmless, and defend with counsel reasonably acceptable to Consultant, Consultant from and against and compensate him for any and all liabilities, losses, expenses, fees, judgments or deficiencies of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses), received, incurred or sustained by Consultant which shall arise or result from the performance of any of Consultant's duties hereunder, excepting only such occurrences as shall result from Consultant's willful misconduct or gross negligence.

	5.	Non- Competition Covenants.

		(a) The Company and Consultant acknowledge and agree that the business contacts, customers, suppliers, know-how, trade secrets, marketing techniques and other aspects of the business of Seller have been of value to Seller, and will provide the Company with a substantial competitive advantage in the operation of its business.

		(b) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Consultant, Consultant hereby agrees that neither Stockholder nor any of his Affiliates shall in any manner, directly or indirectly: (i) at any time, divulge, transmit or otherwise disclose, or cause to be divulged, transmitted or otherwise disclosed, to any person or entity whatsoever, any confidential or proprietary information of the Company, including business contacts, customer lists, supplier lists, technology, know-how, trade secrets, marketing techniques, manufacturing methods, contracts or other confidential or proprietary information of the Company (including such matters related to the business heretofore conducted by Seller) of whatever nature; or (ii) at any time during the period from the date hereof through and including the fifth (5th) anniversary of the date hereof (the "Restrictive Period"), engage, participate, or have any interest or be involved in any capacity, whether as an owner, agent, stockholder (excluding passive ownership of shares of a publicly held corporation if such ownership does not involve, and neither Stockholder nor any of his Affiliates otherwise has, any managerial or operational responsibility in respect thereof), officer, director, manager, partner, joint venturer, employee, consultant, advisor, agent or otherwise, in any business enterprise which is, or shall at any time during the Restrictive Period be, engaged in any manner in the business of designing, developing, marketing, distributing, retailing and/or manufacturing any Products (as such term is hereinafter defined) anywhere in the world.

		(c) As used herein, the term "Products" means hockey sticks, snowboards and in-line roller skates, whether or not branded or trademarked.

		(d) For purposes hereof, information shall not be deemed "confidential" or "proprietary" to the extent that it (i) is a matter of common knowledge or of public record, or within the public domain (other than as a result of any breach hereof by Stockholder), (ii) is generally known throughout the industry or was otherwise acquired from other legitimate sources, or (iii) is required to be disclosed by law or by order of any court or governmental authority.

		(e)	As used herein, the term "Affiliate" shall mean
Consultant; his spouse or children; his legal representative
(during his tenure as such); any trustee of a trust for the benefit of any of the foregoing persons; any entity of which ten percent (10%) or more of the voting interests are owned beneficially by any one or more of the foregoing persons; or any entity of which any of the foregoing persons is an employee, director, officer, trustee, partner, or greater than ten percent
(10%) beneficial owner.

	6.	Specific Performance.  Consultant hereby acknowledges
and agrees that any breach or default by Stockholder or any of his Affiliates, singly or collectively, of any of the foregoing restrictive covenants will cause the Company irreparable injury for which there is no adequate remedy at law. Accordingly, Stockholder expressly agrees that, in the event of any breach or threatened breach or default of any such covenant or agreement by Consultant or any of his Affiliates, the Company shall be entitled, in addition to any and all other remedies available, to seek and obtain injunctive and/or other equitable relief to require specific performance or prevent a breach or default under the provisions of this Agreement; and Consultant hereby consents to each such application for an injunction.

	7.	Attorneys' Fees.  In the event that either party hereto
shall at any time resort to litigation to enforce any of its rights under the terms of this Agreement, the prevailing party shall be reimbursed by such nonprevailing party for all costs and expenses, including reasonable attorneys' fees and expenses, incurred by the prevailing party in enforcing the terms of this Agreement and/or recovering damages as a result of any such breach.

	8.	Benefits and Obligations.  This Agreement shall inure
to the benefit of and shall be enforceable by the Company, its successors and assignees, and shall be binding upon Consultant and his successors and assignees; provided; however, that the obligations of Consultant and his Affiliates contained herein may not be delegated or assigned.

	9.	Severability.  It is acknowledged, understood and
agreed that the restrictions contained in this Agreement are (a) made for good, valuable and adequate consideration received by Consultant, and (b) are reasonable and necessary, in terms or the time, geographic scope and nature of the restrictions, for the protection of the Company and the business and good will thereof. It is intended that said provisions be fully severable and that, in the event that any of the foregoing restrictions, or any portion of the foregoing restrictions, shall be deemed contrary to law, invalid or unenforceable in any respect by any court or tribunal of competent jurisdiction, then such restrictions shall be deemed to be amended, modified and reduced in scope and effect, as to that extent necessary to render same valid and enforceable, and any other of the foregoing restrictions shall be unaffected and shall remain in full force and effect.


	10.	Notices.

     Any notices required hereunder shall be deemed to have been given when delivered or when mailed by certified or registered mail, return receipt requested, postage prepaid, or delivered by recognized overnight courier service, to the intended party at the address first above given, or at such other address as may be substituted therefor by notice given in compliance with the provisions of this Paragraph 9 signed by the parties hereto.

	11.	Miscellaneous.

	(a)	No Assignment.  This Agreement shall not be assigned by
the Company or the Consultant without the prior written consent of the other.

	(b)	Entire Agreement; Modification.  This Agreement
represents the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings. This Agreement may not be modified, amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties sought to be bound thereby.

	(c)	Section Headings.  The section headings contained in
this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

	(d)	Binding Effect.  This Agreement shall be binding upon
and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person or entity other than the parties hereto.

	(e)	Governing Law.  This Agreement shall be construed and
performed in accordance with, and governed by, the laws of the State of Rhode Island.

	(f)	Genders.  As used in this Agreement, the singular shall
be deemed to include the plural and vice-versa; and the masculine gender shall be deemed to include the feminine gender and the neuter and vice-versa.

	(g)	Return of Books.  In the event this Agreement is
terminated, the originals of all books, records and other information developed or maintained by the Consultant in connection with the Consultant's performance of his obligations under this Agreement shall be returned or given to the Company on the effective date or termination.



    IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date and year first above written.

                              						QUADRAX CORPORATION


                           						By:/s/ James J. Palermo
					                             		James J. Palermo, Chief
							                             Executive Officer



                            						CONSULTANT

                            						/s/ Sam Rabinowitz
					                            	Sam Rabinowitz